                                                                    EXHIBIT 10.2
                     2006 NON-EMPLOYEE DIRECTOR COMPENSATION

      For their service to Idenix in 2006, effective as of 2006 annual meeting of stockholders, non-employee directors will receive the following compensation:

                                                                               OPTIONS TO PURCHASE
                                                                                 COMMON STOCK(1)
                                                          MEETING FEES     ----------------------------
                                                          (PER MEETING
                                         CASH RETAINER     ATTENDED)         INITIAL         ANNUAL
                                         --------------   ------------     ----------     -------------
Board Member                               $     30,000   $      2,000         15,000(2)         20,000(3)

Committee Chair (other than Audit)                5,000          1,000             --                --

Audit Committee Chair                             8,000          1,000             --                --

Committee Members (other than chair)                 --          1,000


(1) The exercise price of these options is equal to the fair market value of our common stock on the date of grant as reported by NASDAQ. Each option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director, except in the case of death or disability, in which event the option terminates one year from the date of the director's death or disability.

(2) Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. In 2006, the vesting period for any options awarded upon initial appointment will vest in 24 equal monthly installments from the date of grant.

(3) Each non-employee director is entitled to receive at each year's annual meeting after which he or she continues to serve as a director, an additional option grant of 20,000 shares. The number of options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders will be prorated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments from the date of grant.

      In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.